News Release

For Immediate Release:	For More Information,
November 29, 2006	Contact: James H. Garner
910-576-6171

First Bancorp Announces Cash Dividend

TROY, N.C. - The Board of Directors of First Bancorp (NASDAQ - FBNC), the parent company of First Bank, has declared a cash dividend of 19 cents per share payable January 25, 2007 to shareholders of record as of December 31, 2006. The 19 cents per share dividend rate represents a 5.6% increase over the dividend rate of 18 cents per share declared in the same period of 2005.

First Bancorp is a bank holding company based in Troy, North Carolina with total assets of approximately $2.1 billion. Its principal activity is the ownership and operation of First Bank, a state-chartered community bank that operates 69 branch offices, with 62 branches operating in a twenty-one county market area in the central piedmont and coastal regions of North Carolina, 3 branches in Dillon County, South Carolina, and 4 branches in Virginia (Abingdon, Dublin, Radford, and Wytheville), where First Bank does business as First Bank of Virginia. The Company also has a loan production office in Blacksburg, Virginia. First Bancorp’s common stock is traded on the NASDAQ Global Select Market under the symbol FBNC.

Please visit our website at www.firstbancorp.com. For additional information, please contact:
Mr. James H. Garner
President & Chief Executive Officer
Telephone: (910) 576-6171